Exhibit 14.1

INTERNATIONAL STAR, INC.
CORPORATE CODE OF ETHICS
FOR DIRECTORS AND EXECUTIVE OFFICERS

Adopted March 30, 2010

I.    PURPOSE AND ROLE

This Corporate Code of Ethics (the “Code”) of International Star, Inc. (the “Company”) is intended to focus the Board of Directors and management on areas of ethical risk, to provide guidance to help recognize and deal with ethical issues, to provide mechanisms to report unethical or unlawful conduct, and to help enhance and formalize our culture of integrity, honesty and accountability.  This Code is also designed to establish the policies and appropriate standards concerning business conduct, responsibilities and conflicts of interest.

This Code applies to: (i)  members of the Company’s Board of Directors (the “Directors”) and (ii) the Company’s President, Secretary, Treasurer, any person acting as or performing functions similar to principal executive officer, principal financial officer, principal accounting officer or controller, and all other Section 16 reporting executive officers (the “Executive Officers”).

II.    WAIVERS

Any waiver of Parts III. A. and B. of this Code may be made only by the Directors and shall be promptly disclosed in accordance with the rules and regulations promulgated by the SEC.  The Board of Directors shall carefully evaluate any requested waiver and shall ensure that all waivers of the Code will not harm the Company or its reputation.  The Board will not grant any waivers of the requirements of Parts III.C. through III.G. of this Code.

III.    POLICIES

A.   Conflicts of Interest

The Company requires disclosure of related-party transactions and conflicts of interest, and seeks to avoid such transactions as well as the appearance of conflicts, where practicable.  A conflict of interest occurs when the private interests, business affairs or financial interests of an individual Director or Executive Officer, or of his or her immediate family, interfere with the interests, assets, or business of the Company as a whole.  Potential conflicts must be fully and promptly disclosed to the Company’s Legal Counsel.

B.   Corporate Opportunities

Directors and Executive Officers owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.  This Code prohibits:  (i) taking personally, participating or investing in on a personal basis, or diverting to others any business or investment opportunities that the Director or Executive Officer discovers through the use of corporate property, information or position or that are discovered or disclosed in the course of the Company’s business;  (ii) using Company property, information or position for personal gain; and (iii) competing with the Company.

C.   Confidentiality

Directors and Executive Officers of the Company should maintain the confidentiality of information entrusted to them by the Company (or its subsidiaries), except when disclosure is authorized or legally mandated.  Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its subsidiaries, if disclosed.

D.   Fair Dealing

Each Director and Executive Officer of the Company should endeavor to deal fairly with the Company’s customers, vendors, competitors and employees.  Any attempt by a Director or Executive Officer to take unfair advantage of another through fraud, illegal activity, or any other unfair-dealing practice is prohibited.

1.    Gifts and Entertainment

No Director or Executive Officer, nor any member of his or her family, may accept from a vendor or customer money or a gift that is, or could reasonable be considered to be, intended to influence his or her behavior toward that vendor or customer.  However, a gift of $100.00 or less may be accepted when it is customarily offered to others by the vendor or customer.

Any money or gifts, as prohibited under the preceding paragraph, received by a Director or Executive Officer in person or by other means at work, home or elsewhere should be sent to the President or Secretary.  Appropriate arrangements will be made to return or dispose of what has been received, and the vendor or customer will be reminded of the Company’s policy on gifts.

Entertainment should be viewed in the same way as gifts.  An occasional meal or outing with a vendor or customer at their expense is permissible if there is a valid business purposed involved and the expense is not extravagant.

2.    Questionable Payments

Every Director and Executive Officer is responsible for keeping accurate books and records regarding Company assets and funds.  All receipts and disbursements are to be fully and accurately described.  No Director or Executive Officer may participate in any way in unethical receipts or payment of Company funds or the maintenance of any unrecorded cash or noncash funds for the purpose of any such receipts or payments.  The Company will not take part in any improper payments to government officials, bribes or kickbacks, or influence payments.

3.    Financial Strength and Integrity

We are in business to create value for our shareholders.  It is very important to our investors that the information they receive is accurate and properly reflects the financial condition and results of operations of the Company.  The books and records of the Company are to be kept in a manner whereby an accurate and auditable record of all financial transactions is maintained.

Our management as well as our independent public accountants help to ensure that all of the Company’s books and records are accurate.  Directors and Executive Officers are to cooperate fully with these groups and provide complete and accurate information to them.

E.   Protection and Proper Use of Company Assets

Directors and Executive Officers should protect the Company’s assets and seek to ensure the proper use of the Company’s and its subsidiaries’ property, information, resources, materials, facilities, and equipment.  All assets should be used and maintained with reasonable care and respect, guarding against waste and abuse.  Directors and Executive Officers should be cost-conscious and alert to opportunities to improve performance while reducing costs.  All Company assets should be used for legitimate business purposes.

F.   Compliance with Laws, Rules and Regulations

Directors and Executive Officers will conduct the business of the Company in accordance with all applicable laws, rules and regulations, and shall comply with applicable policies and procedures of the Company, including this Code.

G.   Reporting of Illegal or Unethical Behavior

Directors and Executive Officers must discuss with the Company’s Legal Counsel any knowledge or suspicion of violations of any laws, rules or regulations or any violations of this Code.

IV.    COMPLIANCE STANDARDS AND PROCEDURES

This Code is designed to provide a method for Directors, Executive Officers and employees to report conduct that they suspect violates this Code.  The Company encourages participation by all Directors, Executive Officers and employees in this effort.

If actions have taken place, may be taking place, or may be about to take place that violate any law, rule or regulation or any provision of this Code, it should be brought to the attention of an appropriate supervisor or the Company’s Legal Counsel.

A.   Procedure to Report Violations or Suspected Violations

1.    Failure to report a known violation of these policies may result in disciplinary action up to, and including, dismissal.  If an individual has knowledge of or suspects misconduct or a violation of the Code, the matter should be brought to the attention of an appropriate supervisor or the Company’s Legal Counsel.

2.    Any individual involved in any capacity in an investigation of a possible violation of any law, rule or regulation, or any provision of this Code should maintain the confidentiality of the investigation and should not discuss the subject matter of the investigation with anyone other than those participating in the investigation, unless required by law or when seeking their own legal advice, if necessary.

3.    Legal Counsel will review the information reported and determine whether a violation of the Code has occurred or whether the information should otherwise be reported to the Board of Directors.

B.   Consequences of Failure to Comply

1.    If a Director or Executive Officer violates this Code, fails to properly report a violation of this Code, or intentionally submits a false report, he or she will be subject to discipline.  The discipline imposed will vary depending on the nature, severity, and frequency of the violation, as well as the status of the person involved.  Discipline will be imposed for violations of the Code, failure to report violations, and withholding relevant and material information concerning violations.

2.    The following disciplinary actions may be imposed, as appropriate:

a.    Verbal Warning
b.    Written Warning
c.    Written Reprimand
d.    Probation
e.    Suspension
f.    Termination or Removal

3.    Offenders may also be subject to criminal prosecution and civil liability, including paying the Company or other injured parties for their loss.

4.    Retaliation against any Director, Executive Officer or employee for reporting in good faith and in accordance with this Code any suspected misconduct or violation of this Code is prohibited and will not be tolerated.  Any Director, Executive Officer or employee who believes he or she has been retaliated against, or threatened with retaliation, should inform an appropriate supervisor or the Company’s Legal Counsel immediately.  Any Director or Executive Officer who violates this non-retaliation policy will be subject to discipline.  Individuals are expected to act responsibly and ethically in reporting under this Code.  Directors and Executive Officers must not use this Code or any of its procedures in bad faith or in a false or frivolous manner.